EXHIBIT 99.1

Fifth Street Finance Corp. Announces Improved Financing Terms on ING Credit Facility

WHITE PLAINS, N.Y., May 7, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it has reached agreement with ING Capital LLC ("ING") for a more favorable interest rate on the syndicated three-year revolving credit facility which ING and Fifth Street have been documenting. The parties have agreed that the facility will bear interest at a rate that is within the range of LIBOR plus 3.5% per annum to LIBOR plus 3.75% per annum, with no LIBOR floor. Fifth Street expects a closing on the syndicated facility to be consummated within approximately 30 days.

ING's commitment is subject to the execution of definitive documentation as well as other conditions.  No assurance can be given that both sides will execute definitive documentation, that the definitive documentation will reflect the terms contained in ING's commitment letter or this press release, or that the facility will occur at all.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

About ING Capital LLC

ING Capital LLC is a US subsidiary and part of the Corporate and Institutional Clients division of ING Bank NV (ING). ING provides comprehensive financial services through its extensive network of 15,000 employees in 40 countries and the world's major financial services markets. ING has the breadth of service and global reach to serve a wide range of clients' financial needs and act as a committed global partner to large international businesses. ING has built a leading position in corporate finance, including lending, mergers & acquisitions, equity markets, equity capital markets, fixed income and debt capital markets.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates" and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com

          ING Capital LLC
          ING Deal Contact:
          Patrick Frisch, Director
          (646) 424-6912
          patrick.frisch@americas.ing.com